Novoste Corporation                    Exhibit 11
                        Computation of Net Loss Per Share



                                                                 Three Months Ended                       Six Months Ended
                                                                     June  30,                                June  30,
                                                         --------------------------------          --------------------------------
                                                            1997                 1996                 1997                  1996
                                                         -----------          -----------          -----------          -----------
Weighted average number of
shares of common stock
outstanding during the period ..................           8,453,621            5,744,241            8,393,106            4,927,140

Effect of common stock issued
and stock options and warrants
granted during the 12-month
period preceding April 11,
1996(1) ........................................                  --                   --                   --              597,205

Elimination of duplicative
effect of including the same
shares in both amounts
above ..........................................                  --                   --                   --             (434,634)
                                                         -----------          -----------          -----------          -----------
Total common and common
equivalent shares ..............................           8,453,621            5,744,241            8,393,106            5,089,711
                                                         ===========          ===========          ===========          ===========

Net loss .......................................         ($3,405,322)         ($1,273,326)         ($6,047,728)         ($2,483,987)
                                                         ===========          ===========          ===========          ===========

Net loss per share (2)
    Primary ....................................         ($     0.40)         ($     0.22)         ($     0.72)         ($     0.49)
                                                         ===========          ===========          ===========          ===========
    Fully Diluted ..............................         ($     0.40)         ($     0.22)         ($     0.72)         ($     0.49)
                                                         ===========          ===========          ===========          ===========


(1) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, Common Stock issued and stock options and warrants granted at prices below the initial public offering price per share during the 12-month period immediately preceding the initial filing date of the Company's Registration Statement for its initial public offering have been included as outstanding for all periods presented which include periods prior to such filing date using the treasury stock method.

(2) Since the impact of including common stock equivalents is anti-dilutive for both primary and fully diluted loss per share, the calculation of loss per share for both purposes is identical.